Exhibit 99.1
EDUCATION REALTY TRUST ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2008 RESULTS
MEMPHIS, TN., March 16, 2009 — Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of student housing, today announced operating results for the fourth quarter and year ended December 31, 2008.
Note: All per share/unit results are reported on a weighted average basis for the respective periods.
Fourth Quarter Highlights
•
Total revenue for the quarter increased $3.5 million or 11.0% to $36.2 million. Operating income was $6.5 million versus $7.8 million for the comparable fourth quarter 2007. Operating income for the three months ended December 31, 2008 included a $2.0 million impact from impairment losses on a student housing community and goodwill. Excluding the impact of this non-cash asset impairment charge, operating income increased $0.8 million or 9.7% to $8.5 million for the quarter ended;

•
Net loss from continuing operations was $4.9 million compared to a net income of $0.7 million in 2007. Excluding impairment and refinancing items, net income increased $1.2 million to $1.9 million in 2008;

•
Funds from operations (FFO) for the fourth quarter 2008 were $2.6 million or $0.09 per share/unit versus $9.2 million or $0.31 per share/unit in the fourth quarter 2007. FFO for the three months ended December 31, 2008 included the impact of approximately $0.22 per share/unit related to the following impairment and refinancing charges:

•	$4.4 million or $0.14 per share/unit impact from a loss on early retirement of debt,
•	$2.0 million or $0.07 per share/unit from impairment losses on a student housing community and goodwill related to the student housing segment, and
•	$0.4 million, net of tax, or $0.01 per share/unit impact from the write-off of development costs.
Excluding the impact of these charges FFO per share/unit for the quarter was $0.31 versus $0.31 in 2007;
•	Same-community net operating income increased 6.3% on revenue growth of approximately 1.0% and a 6.4% reduction in operating expenses compared to the fourth quarter 2007;
•
Secured a $222.0 million debt facility, used initial loan proceeds to refinance $185.6 million in mortgage debt that was due to mature in July 2009 and recognized a $4.4 million loss on the early debt retirement;

•
Awarded two third-party development projects, including a 984-bed project at East Stroudsburg University of Pennsylvania that is scheduled to open in 2010 and a 340-bed student housing project at State University of New York College of Environmental Science and Forestry that is scheduled for a 2011 opening; and

•	Awarded a new management contract for a 330-bed community in downtown Atlanta near Georgia Tech University.
Full Year Highlights
•
FFO for the year was $21.8 million or $0.73 per share/unit compared to $25.9 million or $0.88 per share/unit in 2007. FFO for the twelve months ended December 31, 2008 included approximately $0.14 per share/unit impact from a loss on early retirement of debt, $0.07 per share/unit from asset impairment losses on a student housing community and goodwill, and $0.01 per share/unit impact from the write-off of development costs, net of tax. Excluding the impact of these charges, FFO per share/unit for 2008 was $0.96 per share/unit versus $0.88 per share/unit an increase of approximately 9.0%;

•
Same-community rental rates increased 5.1% for the 2008-2009 lease year and opening physical occupancies were down approximately 0.8% over the prior lease year, excluding three communities with challenging leasing markets in 2008. In total same-community rates were up about 3.3% and opening physical occupancies, as measured on September 30th, were down about 260 basis points at 93.7%;

•	Awarded a total of five new third-party development projects in 2008 with combined project costs of approximately $170.7 million;
•
Terminated the lease with Place Properties, Inc. (“Place”) related to a 13 property portfolio, received a $6.0 million termination fee and began recognizing operating results of the properties February 1, 2008;

•	Opened the Company’s first owned development, The Reserve at Saluki Point, at Southern Illinois University, in August 2008 on time and 100% leased; and
•	Began construction of the Company’s first on-campus owned development at Syracuse University, which is scheduled to open in 2009.
Paul O. Bower, Chairman, President and Chief Executive Officer commented that “Our portfolio has been resilient in the face of a deteriorating economy during unprecedented times. Despite the adversity, the fundamentals of the student housing industry and the EDR portfolio remain stable. We are working diligently to push forward on the key initiatives we outlined in 2008 to further strengthen the Company.”

Mr. Bower concluded, “These initiatives include reducing operating expenses and strengthening our balance sheet. With respect to our 2009 debt maturities, we refinanced $185.6 of mortgage debt in December that was due to mature in July 2009 and we are diligently pursuing replacement debt for the balance of our outstanding maturities that are not due until December 2009. We remain intensely focused on effectively executing on the management of our properties, improving occupancy across the portfolio, as well as producing growth in our third-party development revenue to position the Company to deliver the best possible results in 2009.”
Fourth Quarter Operating Results
Total revenue grew $3.6 million or 11.0% to $36.2 million for the fourth quarter of 2008 from $32.6 million in the comparable quarter of 2007. Student housing leasing revenue increased $6.5 million or 27.8% to $29.7 million in the fourth quarter of 2008, the increase included $5.5 million related to the inclusion of the Place Portfolio properties, $0.8 million related to the August 2008 opening of The Reserve at Saluki Point community which was developed by the Company’s development subsidiary, and $0.2 million related to an approximate 1.0% increase in same-community revenue. Other leasing revenue was down $3.2 million from the same quarter in 2007 as a result of the termination of the 13 property lease with Place Properties.
Third-party development services revenue increased 1.1% to $2.1 million for the fourth quarter of 2008. Third-party management services revenue increased 5.4% to $1.0 million for the fourth quarter of 2008. Two new management contracts contributed growth of 4.4%, and revenue from existing contracts increased 9.9%. The loss of revenue related to a contract the Company exited in the past year partially offset these increases.
Total operating expenses were $29.7 million for the fourth quarter of 2008 compared to $24.8 million in 2007, an increase of $4.9 million. Student housing operating expenses increased $2.5 million or 25.2%, with $2.9 million attributable to the addition of the Place Properties operations in 2008 and $0.3 million from the August 2008 opening of The Reserve at Saluki Point community. These increases were offset by a $0.6 million dollar or 6.4% decrease in same-community operating expenses, which was achieved as a result of cost containment efforts and specific cost reduction plans that were initiated in the second half of 2008.
Corporate general and administrative expense increased $0.7 million to $4.5 million as a result of a $0.7 million write-off of development costs related to a project the Company is no longer pursuing as Company owned. In the fourth quarter of 2008 the Company also incurred $2.0 million of asset impairment charges, which included a $1.6 million impairment related to its Clayton Place community and a $0.4 million goodwill impairment, related to the student housing segment. Based on current market conditions the goodwill was deemed to have no current value.
As a result, the Company had operating income of $6.5 million for the fourth quarter of 2008 compared to $7.8 million for the same period last year. Total non-operating expenses increased $4.8 million to $11.2 million in the fourth quarter of 2008. The increase in non-operating expenses was primarily driven by a $4.4 million loss recognized on the December 2008 early retirement of $185.6 million in debt that was due to mature in July 2009.

Net loss from continuing operations was $4.9 million, or $0.17 per weighted average diluted share, in the fourth quarter of 2008 compared to net income of $0.7, or $0.02 per weighted average diluted share the prior year.
FFO was $2.6 million in the fourth quarter of 2008 compared to $9.2 million in 2007. FFO per share/unit was $0.09 compared to $0.31 per share/unit, representing a year over year decline of $0.22 per share/unit. FFOA, which adjusts for significant impairment and financing charges, increased approximately 1.8% to $9.4 million for the fourth quarter of 2008 and FFOA per share/unit was relatively flat at $0.31. The decline in FFO and FFO per share/unit reflects growth in core revenue, and higher same-community NOI offset by approximately $6.8 million in charges and a lower operating income contribution from operating the Place Portfolio compared to the lease revenue received on the Portfolio in the prior year. A reconciliation of FFO to net income (loss), in accordance with U.S. generally accepted accounting principles (GAAP) is included in the financial tables accompanying this release.
Same-Community Results
Revenue for the fourth quarter of 2008 was $23.5 million, an increase of approximately 1.0% over the fourth quarter of 2007. Rental rate increases of approximately 3.5% were offset by a 2.8% drop due to occupancy and a 0.3% increase in other revenue. Operating expenses were reduced 6.4% to $9.3 million and net operating income grew 6.3% to $14.1 million. The Company achieved operating expense reductions through focused expense control efforts and targeted layoffs at its communities.
Full Year Operating Results
Total revenue grew 16.6% to $139.9 million for the year ended December 31, 2008. Student housing leasing revenue increased $21.9 million or 25.6% to $107.6 million in 2008, the increase included $19.5 million related to the inclusion of the Place Portfolio properties, $1.2 million related to the August 2008 opening of The Reserve at Saluki Point community, and $1.2 million related to an approximate 1.4% increase in same-community revenue. Other leasing revenue was down $6.7 million from 2007 as a result of the termination of the Place lease.
Third-party development services revenue increased 53.4% to $8.3 million. The 2008 start of projects at West Chester University of Pennsylvania and Phase III at Indiana University of Pennsylvania (IUPA) along with recognition of development fee incentives on the second phase project at IUPA contributed to the growth. Third-party management services revenue increased 8.3% to $3.7 million. New management contracts contributed growth of 3.1%, and revenue from existing contracts increased 9.1%. The loss of revenue related to a contract the Company exited in the past year partially offset these increases.

Total operating expenses were $116.4 million for the full year 2008 compared to $99.6 million in 2007, an increase of $16.8 million. Student housing operating expenses increased $14.4 million or 34.8%, with $11.8 million attributable to the Place Properties’ operations and $0.6 million from the August 2008 opening of The Reserve at Saluki Point community and $1.9 million from a 4.5% increase in same-community operating expenses.
Corporate general and administrative expense increased $1.8 million to $16.3 million. The increase includes growth mainly in compensation expense through the first three quarters of 2008 and a $0.7 million write-off of development costs in the fourth quarter of 2008.
The Company also incurred $2.0 million of asset impairment charges in the fourth quarter of 2008. As a result, the Company had operating income of $23.5 million in 2008 compared to $20.4 million for the prior year. Total non-operating expenses increased $2.5 million to $30.2 million. The increase in non-operating expenses was primarily driven by a $4.4 million loss on early retirement of debt in December offset by a $1.8 million decline in interest expense as a result of lower variable rates on the Company’s line of credit and lower outstanding borrowings for most of the year.
Net loss from continuing operations was $7.9 million, or $0.28 per weighted average diluted share, for the full year 2008 compared to a net loss of $5.4 million, or $0.20 per weighted average diluted share the prior year.
FFO was $21.8 million and FFO per share/unit was $0.73 in 2008 compared to $25.9 million and $0.88 respectively the prior year. Excluding the impact of approximately $6.8 million related to non-routine charges, funds from operations — adjusted (“FFOA”) increased approximately 10.0% to $28.6 million and FFOA per share/unit increased approximately 9.0% to $0.96.
Occupancy and Leasing
The average physical and economic occupancies on a same-community basis for the fourth quarter of 2008 were 93.2% and 94.4%, respectively, compared to 95.9% and 97.5% in the prior year. Physical occupancy is the average of occupied rooms at the end of each month, whereas economic occupancy represents net apartment rent on a US GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.
On a same-community basis, the 2008-2009 lease year opened with an average rate growth of 5.1% and an occupancy decline of approximately 0.8%, excluding three communities in the currently challenging markets of Kalamazoo, Michigan, Gainesville, Florida, and Oxford, Mississippi. In total, same-community average rates for the 2008-2009 lease year grew about 3.3% and occupancy declined approximately 2.6%. The Place Portfolio opened with an average occupancy of 81.9% compared with 87.8% one year ago.

Fall 2009 Leasing
As of March 12th leasing on a same community basis reflected approximately 50.4% of beds applied for and 42.5% already leased compared to 51.1% and 42.0% at this time last year. Leasing for the three properties in the previously identified challenged markets shows 36.5% of beds applied for and 30.8% leased compared to 33.7% applied for and 25.1% leased one year ago. Regarding the former Place portfolio, approximately 40.5% of the beds have been applied for and 32.9% have been leased compared to 35.4% and 27.2% at this time last year.
An application is defined as a signed student lease without the receipt of an executed parental guarantee, which can take time to obtain.
Place Portfolio Conversion
In February 2008, the Company terminated a lease with Place for 13 properties (“Place Portfolio”) owned by the Company but previously operated and managed by Place. As a result, Allen & O’Hara Education Services, Inc., the Company’s management subsidiary, began managing these 13 properties and the Company began recognizing the property operating results in its financial results effective February 1, 2008. The agreement included a termination fee of $6.0 million.
The Place Portfolio produced net operating income of $2.6 million for the fourth quarter of 2008 on student housing leasing revenue of $5.5 million and operating expenses of $2.9 million. The net operating income for the fourth quarter 2008 represents a $0.8 million or $0.03 per share/unit decline from the $3.4 million of lease revenue received under the lease agreement with Place in the fourth quarter of 2007. The Company negotiated the lease termination fee in part to offset the expected shortfall in operating results of the properties. Over time, the Company expects to be able to improve the operating results of the Place Portfolio through revenue growth driven by improved marketing and customer service strategies.
Development Activity
The Company’s first off-campus owned development, The Reserve at Saluki Point, at Southern Illinois University in Carbondale, Illinois, opened in August 2008 on time and 100% leased. The second phase of the project at this location has begun and is scheduled for a 2009 opening. The Company also began construction on its first on-campus owned development at Syracuse University, which is scheduled to open in 2009.
The Company’s development subsidiary, Allen & O’Hara Development Company (AODC), was awarded new development projects at SUNY College of Environment Science and Forestry and at East Stroudsburg University, in Pennsylvania comprising a total of 1,324 beds and estimated total development costs of $84.8 million. AODC was also awarded additional phase work at Indiana University of Pennsylvania and Colorado State University.
Capital Structure
The Company closed a $222.0 million credit facility with Red Mortgage Capital Inc., a Fannie Mae lender, on December 31, 2008. The Company drew down approximately $197.7 million in initial loans. The proceeds were used to retire approximately $185.6 million secured first mortgage debt that was due to mature in July 2009. The remaining proceeds were used to pay approximately $6.4 million in deferred financing and defeasance costs and to reduce the balance on the corporate revolving credit facility.

The Company had $32.9 million outstanding on its credit facility, an increase of $21.4 million from the prior year end, and cash and cash equivalents totaling $9.0 million at December 31, 2008. Total debt outstanding at December 31, 2008, excluding unamortized debt premiums, was $474.0 million with 80.2% of the Company’s debt at fixed rates. Approximately $98.7 million or 22.4% of the Company mortgage debt is currently due to mature in December 2009. Management is currently engaged in negotiating replacement financing for this maturing debt. At the end of the quarter, the Company’s combined outstanding common stock and partnership units totaled 29.6 million.
Dividend
In January 2009 the Board of Directors adjusted the Company’s annual 2009 dividend target to $0.41 per share/unit from the previous rate of $0.82. Based on the January 2, 2009 closing common share price of $5.01, the 2009 estimated dividend represents an annual yield of 8.2%. The Company is expected to be able to retain approximately $12.0 million of cash flow in 2009 as a result of the new dividend policy, which will further strengthen its liquidity and balance sheet position.
On January 5, 2009, the Company declared its fourth quarter dividend of $0.1025 per share/unit, which is payable on February 16, 2009, to holders of record as of the close of business on January 30, 2009.
Earnings Guidance and Outlook
Based upon the Company’s current estimates, FFO per share/unit is expected to be in the range of $0.70 to $0.80 for the full year ending December 31, 2009. Education Realty Trust’s 2009 earnings guidance is based on the following assumptions:
•	For the same apartment community portfolio, Fall 2009 Net Apartment Rent growth of 0.5% to 2%, operating expense growth of flat to 2%, and full year NOI growth of flat to 3.0%;
•	For the former Place portfolio, Fall 2009 Net Apartment Rent growth of approximately 2% to 5%, annualized operating expense growth of flat to 2% and NOI growth of flat to 5.0%;
•	Third-party development fees ranging between $5.0 to $5.5 million, excluding potential incentive development fees;
•
Third-party management fees ranging from $3.0 to $3.5 million. This range reflects the loss of approximately $0.4 million related to the previously reported termination of a 5-property managed portfolio in October, 2008;

•	2009 corporate general and administrative expense of approximately $14.5 to $15.0 million;

•	Interest expense is expected to range between $26.0 and $26.5 million net of capitalized interest of $.5 to $1 million;
•	Income taxes ranging from $1.0 to $1.5 million.
The impact of the following possible events has not been included in determining guidance for 2009:
•	Defeasance or financing costs related to the refinancing of existing debt or credit facilities;
•	Any dispositions, acquisitions, or additional wholly-owned developments;
•	Any new management contracts.
Earnings Release Delay
The Company had previously delayed its fourth quarter and full year 2008 earnings release and conference call pending completion of an ongoing review of the Company’s accrual for certain state tax items. There were no financial statement adjustments as a result of completing this review
Conference Call
The Company will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, March 17, 2009. The call will be hosted by Paul O. Bower, Chairman, President and Chief Executive Officer, and Randall H. Brown, Executive Vice President and Chief Financial Officer.
The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (800) 257-3401, and participants from outside the U.S. may dial (303) 262-2053. The passcode for this call is 11128034. Participants may also access the call via live webcast by visiting the Company’s investor relations Web site at www.educationrealty.com.
The replay of the call will be available at approximately 1:00 p.m. Eastern Time on March 17, 2009 through midnight Eastern Time on March 24, 2009. To access the replay, the domestic dial-in number is (800) 405-2236, the international dial-in number is (303) 590-3000, and the passcode is 11128034.
The archive of the webcast will be available on the Company’s Web site for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 69 communities in 21 states with 41,329 owned and managed beds. For more information please visit the Company’s Web site at www.educationrealty.com.
Contact:
Brad Cohen or Ken Avalos
ICR, LLC
203-682-8211 or 203-682-8341
bcohen@icrinc.com or Ken.Avaols@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Student housing properties, net	$733,507	$732,979
Assets under development	6,572	5,675
Corporate office furniture, net	1,465	1,693
Cash and cash equivalents	9,003	4,034
Restricted cash	5,595	8,188
Student contracts receivable, net	533	329
Receivable from affiliates	25	18
Management fee receivable from third parties	401	606
Goodwill and other intangibles, net	3,111	3,531
Other assets	17,435	10,407

Total assets	$777,647	$767,460

Liabilities and stockholders’ equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$442,259	$420,940
Revolving line of credit	32,900	11,500
Accounts payable and accrued expenses	10,605	11,092
Accounts payable affiliate	—	60
Deferred revenue	9,954	7,928

Total liabilities	495,718	451,520

Minority interest	14,669	18,121

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,475,855 and 28,431,855 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	285	284
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	308,356	330,969
Accumulated deficit	(41,381)	(33,434)

Total stockholders’ equity	267,260	297,819

Total liabilities and stockholders’ equity	$777,647	$767,460

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended	Three months ended
	December 31, 2008	December 31, 2007
Revenues:
Student housing leasing revenue	$29,737	$23,270
Student housing food service revenue	574	615
Other leasing revenue	200	3,434
Third-party development services	2,079	2,057
Third-party management services	995	944
Operating expense reimbursements	2,604	2,275

Total revenues	36,189	32,595

Operating expenses:
Student housing leasing operations	12,505	9,988
Student housing food service operations	529	553
General and administrative	4,481	3,772
Depreciation and amortization	7,521	8,214
Loss on impairment	2,021	—
Reimbursable operating expenses	2,604	2,275

Total operating expenses	29,661	24,802

Operating income	6,528	7,793

Nonoperating expenses:
Interest expense	6,673	6,281
Amortization of deferred financing costs	252	244
Interest income	(106)	(139)
Loss on early retirement of debt	4,360	—

Total nonoperating expenses	11,179	6,386

Income (loss) before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	(4,651)	1,407

Equity in earnings of unconsolidated entities	27	(32)

Income (loss) before income taxes, minority interest, and discontinued operations	(4,624)	1,375
Income tax expense	241	361

Net income (loss) before minority interest and discontinued operations	(4,865)	1,014

Minority interest	30	302

Income (loss) from continuing operations	(4,895)	712

Loss from discontinued operations, net of minority interest	—	(29)

Net income (loss)	$(4,895)	$683

Earnings per share information:
Income/(loss) per share — basic
Continuing operations	$(0.17)	$0.02
Discontinued operations	—	—

Net income/(loss) per share	$(0.17)	$0.02

Income/(loss) per share — diluted
Continuing operations	$(0.17)	$0.02
Discontinued operations	—	—

Net income/(loss) per share	$(0.17)	$0.02

Weighted-average common shares outstanding — basic	28,471,352	28,427,352

Weighted-average common shares outstanding — diluted	28,471,352	29,610,846

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year ended	Year ended
	December 31, 2008	December 31, 2007
	(unaudited)
Revenues:
Student housing leasing revenue	$107,566	$85,651
Student housing food service revenue	2,378	2,359
Other leasing revenue	7,145	13,811
Third-party development services	8,303	5,411
Third-party management services	3,672	3,391
Operating expense reimbursements	10,796	9,330

Total revenues	139,860	119,953

Operating expenses:
Student housing leasing operations	55,569	41,215
Student housing food service operations	2,257	2,236
General and administrative	16,348	14,561
Depreciation and amortization	29,417	32,223
Loss on impairment	2,021	—
Reimbursable operating expenses	10,796	9,330

Total operating expenses	116,408	99,565

Operating income	23,452	20,388

Nonoperating expenses:
Interest expense	25,229	26,957
Amortization of deferred financing costs	992	1,036
Interest income	(373)	(492)
Loss on early retirement of debt	4,360	174

Total nonoperating expenses	30,208	27,675

Loss before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	(6,756)	(7,287)

Equity in earnings of unconsolidated entities	(196)	(277)

Loss before income taxes, minority interest, and discontinued operations	(6,952)	(7,564)
Income tax expense	1,123	258

Net loss before minority interest and discontinued operations	(8,075)	(7,822)

Minority interest	(128)	(39)

Loss from continuing operations	(7,947)	(7,783)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	—	788
Gain on sale of student housing property, net of minority interest	—	1,579

Income from discontinued operations	—	2,367

Net loss	$(7,947)	$(5,416)

Earnings per share information:
Income (loss) per share — basic & diluted:
Continuing operations	$(0.28)	$(0.28)
Discontinued operations	—	0.08

Net loss per share	$(0.28)	$(0.20)

Weighted-average common shares outstanding — basic & diluted	28,455,713	28,010,144

(1)
Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the year ended December 31, 2007, the operating results of The Village on Tharpe are included in discontinued operations net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Net loss	$(4,895)	$683	$(7,947)	$(5,416)
Gain on sale of student housing property, net of minority interest	—	—	—	(1,579)
Loss on sale of student housing assets	—	—	512	—
Real estate related depreciation and amortization	7,324	8,147	28,819	31,780
Equity portion of real estate depreciation and amortization on equity investees	125	85	496	424
Depreciation and amortization of discontinued operations	—	—	—	711
Minority interest	30	300	(128)	(6)

Funds from operations (“FFO”)	$2,584	$9,215	$21,752	$25,914

Elimination of impairment and refinancing charges:
Development cost write-off, net of tax	$417	$—	$417	$—
Loss on impairment	2,021	—	2,021	—
Loss on early retirement of debt	4,360	—	4,360	—

Impact of impairment and refinancing charges	$6,798	—	$6,798	—

Funds from operations — adjusted (“FFOA”)	$9,382	$9,215	$28,550	$25,914

FFO per weighted average share/unit (1)	$0.09	$0.31	$0.73	$0.88

FFOA per weighted average share/unit (1)	$0.31	$0.31	$0.96	$0.88

Weighted average shares/units (1)	29,872,207	29,887,513	29,867,388	29,466,229

Notes:

(1)	- Funds from operations (FFO) per weighted average share/unit was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2008.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
2009 GUIDANCE — RECONCILIATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited
The following is a reconciliation of the Company’s 2009 FFO guidance to net loss:

	Year ending December 31, 2009
	Low End	High End
FFO guidance:

Net loss	$(8,750)	$(5,358)

Add (subtract):
Real estate related depreciation and amortization	28,865	28,865
Minority interest	699	565

Funds from operations (“FFO”)	$20,814	$24,072

FFO per weighted average share/unit	$0.70	$0.80

Weighted average shares/units	29,904,000	29,904,000

FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2008.